Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital, Inc. Reports Third Quarter 2017 Results – Revenues grow by 14.5% year-over-year and 12% sequentially

The Company’s recent acquisition positively impacts results

PITTSBURGH, PA – November 1, 2017 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT services, announced today its financial results for the third quarter of 2017.

Third Quarter 2017 Financial Highlights:

•	Revenues totaled $39.2 million, an increase of $5.0 million over last year’s top-line results and $4.1 million over second quarter 2017’s results;

•	The Company’s data and analytics services segment, which was acquired in July 2017, contributed $4.1 million of revenues.

•	The IT staffing services segment organically grew its billable consultant headcount by 27, or by approximately 3 percent during the quarter. The billable associate base totaled 995 consultants at September 30, 2017 compared to 884 consultants at September 30, 2016 – an increase of 111 consultants.

•	Non-GAAP diluted earnings per share were $0.27 versus $0.25 in the 2016 third quarter and $0.23 in the preceding second 2017 quarter; and

•	GAAP diluted earnings (loss) per share were ($0.03) versus $0.21 in the 2016 third quarter. The GAAP diluted loss per share in the 2017 quarter was impacted by $1.7 million of acquisition transaction expenses.

Third Quarter Results:

Revenues for the third quarter of 2017 totaled $39.2 million compared to $34.3 million during the corresponding quarter last year. Gross profit in the third quarter of 2017 was $8.8 million, compared to $6.9 million in the third quarter of 2016. GAAP net income (loss) for the third quarter of 2017 totaled $(136,000) or $(0.03) per diluted share, compared to $924,000 or $0.21 per diluted share during the same period last year. Non-GAAP net income for the third quarter of 2017 was $1.4 million or $0.27 per diluted share, compared to $1.1 million or $0.25 per diluted share in the third quarter of 2016.

The Company’s data and analytics services segment, which was acquired on July 13, 2017, contributed $4.1 million of revenues and was operationally accretive to earnings as reflected in our Non-GAAP diluted earnings per share results.

Demand for the Company’s IT staffing services remained robust during the third quarter of 2017. Accordingly, during the quarter, the Company was able to expand its billable associate headcount in this segment by approximately 3 percent. However, revenues were adversely impacted by a lower utilization rate due to downtime associated with the hurricane-related disruptions in Florida and Texas.

Commenting on the Company’s 2017 third quarter results, Vivek Gupta, Mastech Digital’s Chief Executive Officer stated, “In July 2017, we completed our acquisition of InfoTrellis’ consulting business, which specializes in data management and analytics services. I am pleased to say that this business was operationally accretive to earnings right out of the gate. With an impressive management team and a strong pipeline of prospective opportunities, I feel confident that entering this high-value space will prove to be a pivotal moment in the evolution of Mastech.”

Commenting on the other business segment Gupta added, “Our IT staffing services business continued to grow its billable associate-base for the third consecutive quarter. And we continued to see tangible returns from the investments made in our sales and recruitment organizations since the beginning of 2017. While our revenues were adversely impacted by the disruptions caused by the hurricanes in the states of Florida and Texas, I believe we did an admirable job of performing well with elements of our business that we could control. “

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “During the quarter we were able to secure a new $65 million credit facility and complete a $6 million private placement transaction for the sale of the Company’s common stock, both in support of the InfoTrellis acquisition and to provide the Company with adequate liquidity for the future. At September 30, 2017, we had bank debt, and net of cash balances on hand, of $40.3 million, and had borrowing capacity of approximately $10 million under our revolving credit facility.”

Other Highlights during the Quarter:

•	Mastech Digital was awarded the TechServe Alliance Excellence Award 2017 under the Large Enterprise category. The award recognizes and honors technology staffing and solutions companies that deliver outstanding performance, productivity and commitment to continuous improvement.

In conjunction with its third quarter earnings release, Mastech Digital will host a conference call at 9:00 A.M. ET on November 1, 2017 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastechdigital.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through November 8, 2017.

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics services; other digital transformation services that include Salesforce.com, SAP HANA, and Digital Learning services; and IT staffing services. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S. and India. For more information, visit www.mastechdigital.com.

Use of non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT and our July 2017 acquisition of the services division of InfoTrellis, Inc. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expense related to the termination by the Company of leadership personnel. While it is probable that these expenses will occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Acquisition related transaction expenses: We incurred significant expenses in connection with our acquisition of InfoTrellis, Inc. which we would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech Digital from completing the acquisition of the services division of InfoTrellis, Inc. and the PNC credit facility and the expected performance of Mastech Digital following completion of these transactions. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2016.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digitial, Inc.

888.330.5497

experience@mastechdigital.com

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$3,162	$829
Accounts receivable, net	30,165	21,102
Prepaid and other current assets	1,900	753

Total current assets	35,227	22,684
Equipment, enterprise software and leasehold improvements, net	1,428	558

Deferred income taxes	132	254

Non-current deposits	258	170

Goodwill	35,772	8,427

Intangible assets, net	26,157	7,313

Total assets	$98,974	$39,406

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,813	$1,800
Accounts payable	3,239	1,963
Accrued payroll and related costs	7,375	7,645
Deferred revenue and other liabilities	1,715	849

Total current liabilities	16,142	12,257

Long-term liabilities:
Long-term debt, less current portion, net	39,600	8,077
Contingent consideration liability	17,125	—

Total liabilities	72,867	20,334

Shareholders’ equity:
Common stock, par value $0.01 per share	63	53
Additional paid-in capital	20,208	13,863
Retained earnings	10,058	9,297
Accumulated other comprehensive (loss)	(80)	(7)
Treasury stock, at cost	(4,142)	(4,134)

Total shareholders’ equity	26,107	19,072

Total liabilities and shareholders’ equity	$98,974	$39,406

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2017	2016	2017	2016
Revenues	$39,228	$34,263	$107,414	$99,606
Cost of revenues	30,410	27,366	85,310	79,707

Gross profit	8,818	6,897	22,104	19,899
Selling, general and administrative expenses	8,603	5,303	20,504	16,506

Income from operations	215	1,594	1,600	3,393
Other income/(expense), net	(450)	(120)	(637)	(377)

Income (loss) before income taxes	(235)	1,474	963	3,016
Income tax expense (benefit)	(99)	550	202	1,136

Net income (loss)	$(136)	$924	$761	$1,880

Earnings per share:
Basic	$(0.03)	$0.21	$0.16	$0.43
Diluted	$(0.03)	$0.21	$0.16	$0.42
Weighted average common shares outstanding:
Basic	5,342	4,405	4,795	4,371

Diluted	5,365	4,493	4,835	4,469

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2017	2016	2017	2016
GAAP Net Income (Loss)	$(136)	$924	$761	$1,880

Adjustments:
Amortization of acquired intangible assets	611	204	1,018	610
Stock-based compensation	70	114	285	299
Acquisition transaction expenses	1,754	—	2,019	—
Severance expenses	—	—	—	780
Income taxes adjustments	(874)	(115)	(1,211)	(636)

Non-GAAP Net Income	$1,425	$1,127	$2,872	$2,933

GAAP Diluted Earnings Per Share	$(0.03)	$0.21	$0.16	$0.42

Non-GAAP Diluted Earnings Per Share	$0.27	$0.25	$0.59	$0.66

Weighted average common shares outstanding:

GAAP Diluted Shares	5,365	4,493	4,835	4,469

Non-GAAP Diluted Shares	5,365	4,493	4,835	4,469

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2017	2016	2017	2016
Revenues:
IT staffing services	$35,159	$34,263	$103,345	$99,606
Data and analytics services	4,069	—	4,069	—

Total revenues	$39,228	$34,263	$107,414	$99,606

Operating income:
IT staffing services	$1,520	$1,798	$3,577	$4,003
Data and analytics services	1,060	—	1,060	—

Subtotal	2,580	1,798	4,637	4,003
Amortization of acquired intangible assets	(611)	(204)	(1,018)	(610)
Acquisition transaction expenses	(1,754)	—	(2,019)	—
Interest expenses and other, net	(450)	(120)	(637)	(377)

Income (loss) before income taxes	$(235)	$1,474	$963	$3,016